Exhibit 3.1

                                BY-LAW AMENDMENT

             RESOLVED, that effective immediately prior to the 1998 Annual Meeting of Shareholders, Article III, Section 3.01 of the By-Laws of the Corporation is hereby amended to reduce the number of authorized directors to nine (9).